Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Jon Diat (Media): 917-239-9241; jon.diat@aig.com Jim Ankner (Media): 917-882-7677; james.ankner@aig.com Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

AIG TO REDEEM 7.70% JUNIOR SUBORDINATED DEBENTURES DUE 2047

NEW YORK, March 7, 2013 – American International Group, Inc. (NYSE: AIG) today announced that it will redeem all of its outstanding 7.70% Series A-5 Junior Subordinated Debentures due 2047 (CUSIP No. 026874859) (NYSE: AVF) (the “Debentures”) on March 18, 2013 (the “Redemption Date”). On the Redemption Date, AIG will pay to the registered holders of the Debentures a redemption price of 100% of the principal amount outstanding, plus accrued and unpaid interest to, but excluding, the Redemption Date to holders of record at the close of business on March 15, 2013. As of March 7, 2013, $1,100,000,000 aggregate principal amount of Debentures were outstanding.

“This transaction marks another important milestone in delivering on AIG’s capital management goals and another example of our financial flexibility,” said Robert H. Benmosche, President and Chief Executive Officer of AIG. “In particular, the redemption reduces expensive debt, improves our interest coverage ratios, and puts us in a position to remain opportunistic with respect to liability management going forward.”

The Debentures are held only in book-entry form through the Depositary Trust Corporation (“DTC”). DTC will redeem the Debentures in accordance with its procedures and notify the holders. Holders of the Debentures need not take any action to receive payment of the redemption price.

This press release does not constitute a notice of redemption of the Debentures. Holders of the Debentures should refer to the notice of redemption to be delivered to the registered holders of the Debentures by The Bank of New York Mellon, the trustee with respect to the Debentures.

Certain statements in this press release, including those describing the completion of the redemption, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

FOR IMMEDIATE RELEASE

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AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all jurisdictions, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.